Exhibit 10.4

EMPLOYMENT AGREEMENT AMENDMENT
SGWONE Inc.

This EMPLOYMENT AGREEMENT AMENDMENT (this Amendment) is entered into as of December 31, 2013 (the Effective Date) by and between SGWONE Inc. a Nevada corporation (the Company), and Robert J. McNulty (the Chief Executive Officer) under the following terms and conditions:

RECITALS:

WHEREAS, the Company and Executive desire to amend the initial Employment Agreement dated August 1, 2013.

WHEREAS, in connection with the employment of Executive by the Company, the Company desires to delete in its entirety section (3.4) Anti Dilution rights:

3.4           Anti Dilution rights. The Employee will have anti-dilution rights of 4.0%. The Employee's shares of stock in the Company will at all times represent at least 4.0% ownership position of the Company's total outstanding shares on an "as if converted" basis, and the aggregate number of shares of Stock that Employee owns shall be adjusted proportionately by the Board of Directors of the Company for any increase in the number of outstanding shares of Stock resulting from the issuance of any additional equity securities by the Company.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the parties hereto agree to delete Anti Dilution rights section 3.4 in its entirety. This Amendment, including the considerations, is an integral part of the Employment Agreement and vice versa. As far as items not expressly addressed in this Amendment the original Employment Agreement will continue in force.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above written.

THE COMPANY:                                SGWONE Inc.

By:             Mark V Noffke
Name:       Mark V Noffke
Its:            Chief Financial Officer

By:             Mark V Noffke
Name:       Mark V. Noffke
Its:             Director

By:             Robert McNulty
Name:       Robert McNulty
Its:            Chief Executive Officer